Exhibit 15(a)

Acknowledgment Letter of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

KeyCorp

We are aware of the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Nos. 333-134937 and 333-134937-01) of KeyCorp, of our reports dated May 5, 2006, August 2, 2006 and November 2, 2006 relating to the unaudited condensed consolidated interim financial statements of KeyCorp, that are included in the Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 13, 2006